Filed pursuant to Rule 424(b)3

Registration Statement No. 333-114296

PROSPECTUS

WARP Technology Holdings, Inc.

11,010,000 shares of Common Stock

The common stock offered by this prospectus involves a high degree of risk. You should carefully consider the “ Risk Factors” beginning on page 1 in determining whether to purchase the common stock.

The selling stockholders identified in this prospectus are offering these shares of common stock. The selling stockholders may sell their shares from time to time for their own account at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will not receive any of the proceeds from the resale of the shares. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares (other than selling commissions).

For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 9.

WARP Technology’s common stock is quoted on the OTC Bulletin Board under the symbol WRPT. On April 19, 2004, the last sale price of the common stock on the OTC Bulletin Board was $0.16 per share.

A copy of our Annual Report on Form 10-KSB for the year ended June 30, 2003 and a copy of our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003 accompany this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide prospective investors with information that is different.

Neither the delivery of this prospectus, nor any sale of the shares, shall create any implication that the information in this prospectus is correct after the date hereof.

The date of this prospectus is April 29, 2004

WARP TECHNOLOGY HOLDINGS, INC.

We are an information technology company that produces a series of application acceleration products that improve the speed and efficiency of transactions and information requests that are processed over Internet and Intranet network systems. Our hardware and software products and technologies are designed to accelerate network applications, reduce network congestion, and reduce the cost of expensive server deployments for enterprises engaged in high volume network activities.

On May 24, 2002, Abbott Mines, Ltd., a Nevada corporation, acquired the outstanding common stock of WARP Solutions, Inc. in a share exchange transaction. On August 12, 2002, the Abbott Mines Board of Directors authorized and approved the establishment of a subsidiary in the state of Nevada with the name WARP Technology Holdings, Inc. On August 15, 2002, the Abbott Mines Board of Directors authorized and approved the merger of WARP Technology Holdings, Inc. with and into Abbott Mines, Ltd. This merger became effective on August 21, 2002, and Abbott Mines, Ltd. changed its name to WARP Technology Holdings, Inc. Our principal executive offices are located at 708 3rd Avenue, 6th Floor, New York, New York 10017 and our telephone number is (212) 962-9277. As used in this prospectus, “we,” “us,” “our” and “WARP” refer to WARP Technology Holdings, Inc., a Nevada corporation, and its wholly-owned subsidiaries. We claim trademark rights in the marks WARP SOLUTIONS™ and PARTNERWARE™.

RISK FACTORS

From time to time, information provided by us or statements made by our employees may contain “forward-looking” information involving risks and uncertainties. In particular, statements contained in this prospectus or incorporated by reference into this prospectus that concern future operating results or other statements using words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “may,” “plan,” “project,” “should” or “will” constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results of operations and financial condition have varied in the past and may in the future vary significantly from those stated in any forward-looking statements. Factors that may cause such differences include, without limitation, the risks, uncertainties and other information discussed below. Each of these factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statement we make.

Any investment in our common stock involves a high degree of risk. Prospective purchasers of the common stock offered by this prospectus should carefully consider the following Risk Factors in addition to the other information appearing in or incorporated by reference into this prospectus before you decide to buy the common stock. Additional risks and uncertainties not currently known to us or that we do not currently deem material may also become important factors that may harm our business. If any of the following risks actually occur our business, financial condition or results of operations would likely suffer, the trading price of our common stock would probably decline, and you may lose all or part of the money you paid to buy our common stock.

Our Limited Operating History Makes Evaluation of Our Business Difficult.

We have a limited operating history. We were originally incorporated in June 2000, and began selling products in June 2002. As a result, we have limited historical financial and commercial acceptance data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our business and prospects in light of the risks and difficulties we may face as an early stage company with limited operating history in the information technology market, many of which may be beyond our control. These risks and difficulties include challenges in accurate financial planning, accurate revenue forecasting and repeatable sales operations as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories. Our failure to address these risks and difficulties successfully would seriously harm our business.

We Have a History of Significant Losses and We Anticipate That We Will Continue to Incur Losses for the Foreseeable Future, Which Could Harm Our Ability to Continue as a Going Concern.

We have experienced operating losses, as well as net losses, for each of the years during which we have operated. We anticipate future losses and negative cash flow to continue for the foreseeable future.

We incurred net losses of $13,053,115, $1,615,649, and $7,233,106 for the twelve months ended June 30, 2003, six months ended June 30, 2002 and twelve months ended December 31, 2001, respectively. As of June 30, 2003, our accumulated deficit was approximately $27,000,000 and we had insufficient capital to fund all of our obligations. These conditions raise substantial doubt about our ability to continue as a going concern, and our independent accountants have issued a “qualified opinion” to that effect in connection with the audit of our financial statements for the fiscal year ended June 30, 2003. The financial statements do not include any adjustments to reflect the possible future effect of the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

We have received only limited revenue from the sale of our products. We have incurred significant costs in connection with the development of our technologies and proposed products and there is no assurance that they will achieve sufficient revenues to offset anticipated operating costs. Although we anticipate deriving revenues from the sale of our WARP 2063e, Spider Software and iMimic DataReactor products, our revenues depend on our ability to advertise and market these products effectively. We anticipate that we will not generate sufficient revenues to support our operations for at least the next twelve months and that we will continue to incur losses until such time.

If we do not generate sufficient revenues, or if our operating expenses exceed our expectations, we may not be able to offset anticipated operating costs or achieve profitability in the near future or at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to offset anticipated operating expenses or achieve profitability within a short period of time, or at all, or if we are unable to sustain profitability at satisfactory levels, our financial condition and stock price could be adversely affected.

Our Continuation as a Going Concern is Dependent Upon Receiving Additional Financing and We May Not Be Able to Raise Additional Financing on Favorable Terms or At All.

Our continuation as a going concern is dependent upon receiving additional financing. We anticipate that during our 2004 fiscal year we will need to raise over $4,000,000 to support our working capital needs and to continue to execute the requirements of our business plan. Although we are not aware of any legal limitations restricting our ability to borrow funds to increase the amount of capital available to us, we cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all.

If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock or Series B 10% cumulative convertible preferred stock and our stockholders will experience dilution of their ownership interests. A failure to obtain additional financing or an inability to obtain financing on acceptable terms could require us to scale back, or fail to address opportunities for expansion or enhancement of, our operations or incur indebtedness that has a high rate of interest or substantial restrictive covenants. Our limited resources and limited operating history will make it difficult to borrow funds. The amount and nature of any such borrowings would depend on numerous considerations, including our capital requirements, our perceived ability to comply with the conditions and covenants associated with such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that additional financing will be available on terms deemed to be commercially acceptable by us and in our best interest.

In the future, we may not generate sufficient revenue to pay our operating expenses. If we fail to generate sufficient revenue, we may need to raise additional capital to pay these expenses, to facilitate long-term expansion, or to respond to competitive pressures or unanticipated financial requirements. There can be no assurance that additional financing, if required or sought in the future, would be available on terms deemed to be commercially acceptable by us and in our best interest.

We May Fail to Anticipate and Adapt to Market Changes, Which Could Impair Our Ability to Remain Competitive and Harm Our Market Share.

Our success depends in part on our ability to anticipate rapidly changing market trends, and to adapt our products to meet the changing network application acceleration needs of information technology users. The market is characterized by frequent and often dramatic changes, including the following:

•	the movement of web applications from the Internet to the Intranet;

•	the evolution of eCDN environments in enterprise networks;

•	the use of proprietary compression and other technologies to optimize the TCP layer of the corporate network;

•	the inclusion of acceleration features in middleware products such as WebLogic, Websphere and Oracle;

•	a rapid decline in the cost of international data circuits; and

•	the inclusion of competitive features in network switches, routers and load balancers.

This environment of rapid and continuous change presents significant challenges to our ability to develop new products for our target markets. If we fail to develop, gain access to and use leading technologies in a cost-effective and timely manner, maintain close working relationships with current and potential customers and expand our technical and design expertise in a manner that meets these changing market needs, we may lose our customers to competitors who may better anticipate changing market trends. If we are unable to compete effectively in the rapidly changing information technology market and maintain or increase our market share, our business, financial condition and operating results could be adversely affected.

If the Protection of Our Intellectual Property Rights is Inadequate, Our Ability to Compete Successfully Could be Impaired and We Could Lose Customers.

We regard our patents, copyrights, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements with our employees, consultants, partners, distributors, clients and others to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. We are attempting to sell our products in countries and continents where we have not been granted patent protection, including Japan, Europe and Canada. It is possible that in those locations a third party may make an infringing use of our technology and compete for the same market. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation may also be necessary to enforce the contractual arrangements which we have entered into to protect our intellectual property rights, but, there can be no assurance that the courts would enforce such arrangements. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims either against us or against those who license technology to us, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

We Have Many Competitors Who May be More Effective Than Us Which Could Result in Pricing Pressure and Loss of Market Share.

The information technology industry is highly competitive. We compete directly with a variety of hardware, software and service providers who offer static and dynamic content acceleration technologies and services. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any of which could seriously harm our net revenues and results of operations. We currently or potentially compete with a variety of other companies, including:

•	Software providers, such as IBM Corp., Oracle Corp. and BEA Systems;

•	Static caching vendors, such as Volera (a unit of Novell), and Network Appliances, Blue Coat Systems;

•	Service vendors, such as Akamai Technologies;

•	Network I/O acceleration companies, such as Redline Networks and Expand Networks;

•	Router and Switch manufacturers such as Cisco Systems; and

•	Load Balancer manufactures such as F5 Networks.

Many of our competitors have longer operating histories, larger, more established customer bases, greater brand recognition and significantly greater resources, particularly financial resources. In addition, our market has few barriers to entry. New competitors could easily compete against us in one or more market segments addressed by our dynamic content acceleration technologies and services. Our current and potential competitors may be able to develop products and services that are more effective than our products or services. Competitors may also produce their products and services at less cost and market them more effectively. If we are unable to successfully compete against existing or new competitors, such an inability will have a material adverse effect on our business.

We May Not be Able to Develop the New Products That We Need to Remain Competitive.

Our future success depends on our ability to successfully identify new product opportunities, develop and bring to market new products, license and integrate new products and respond effectively to technological changes and product developments by our competitors. We are currently developing new products, as well as new applications of our existing products. However, the complexity of our products makes the process of internally researching, developing, launching and gaining client acceptance of a new product or a new application to an existing product is inherently risky and costly. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of our products and applications. Our products may not adequately meet the requirements of our current or prospective customers. Any failure by us to successfully design, develop, test and introduce such new products, or the failure of our recently introduced products to achieve market acceptance, could prevent us from maintaining existing customer relationships, gaining new customers or expanding our markets and could have a material adverse effect on our business, financial condition and results of operations. Any failure by us to accurately predict what competitors will develop and bring to market could also have a material adverse effect on our performance results.

We are Dependent on a Small Number of Customers and the Loss of One of Our Customers Could Seriously Harm Our Business.

Our revenues to date have been generated from a small number of customer accounts. We derived approximately 100% of our revenues for the twelve months ended June 30, 2003 from twelve enterprise customer accounts. The loss of, or a material order cancellation by, one of our customers or prospective customers, could seriously harm our net revenues and results of operations for that period. In addition, we must continue to attract new clients to purchase our products in the future as historically we have not benefited from significant repeat business.

The Loss of Our Senior Management or Other Key Personnel Could Harm Our Current and Future Operations and Prospects.

Our future success depends in part on the continued service and on the performance of our key design engineering, sales, marketing and executive personnel, particularly Mr. Gus Bottazzi, our President and Chief Executive Officer and Mr. Michael Corcoran, a software engineer. Our future success also depends in part on our ability to motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any reason could harm our business, financial condition and operating results. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled engineering, managerial, marketing and sales personnel. We continue to experience intense competition in recruiting and retaining qualified employees. If we are unable to successfully hire, retain and motivate a sufficient number of qualified employees, whether as a direct result of our financial condition, our inability to attract such employees or any other factors, the quality of our product development efforts, marketing, sales and management could each be negatively impacted, which could have an adverse effect on our business, results of operations and financial condition.

We Have Grown Quickly and if We Fail to Manage Our Growth, Our Business Will Suffer.

We have rapidly and significantly expanded our operations, and anticipate that further significant expansion in executive personnel, technical operations, and field sales will be required to address potential growth in our customer base and market opportunities. This expansion will take place both domestically as well as abroad, and has placed, and is expected to continue to place, a significant strain on our management, operational and especially financial resources. Furthermore, some of our officers or senior management personnel have no prior senior management experience at public companies. Our new employees include key officers as well as a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations. Additionally, we need to properly implement and maintain our financial and managerial controls, reporting systems and procedures, including the increased internal controls and procedures required by the recently enacted Sarbanes-Oxley Act of 2002. If unable to manage growth effectively or successfully integrate any assets, technologies or businesses that we may acquire, our business, financial condition and results of operations would be affected adversely.

Our Common Stock Is Subject to “Penny Stock” Restrictions Under Federal Securities Laws, Which Could Reduce The Liquidity of Our Common Stock.

If the market price for our common stock remains below $5.00 per share, our common stock may be deemed to be a “penny stock” under regulations adopted by the Securities and Exchange Commission. On March 31, 2004, the closing price for our common stock, as quoted on the Over the Counter Bulletin Board, was $0.17 per share. There are additional sales practice requirements on broker-dealers that sell “penny stock.” For example, in certain transactions involving “penny stock,” a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale of the “penny stock.” In addition, a disclosure schedule prepared by the Securities and Exchange Commission must be delivered to each purchaser of a “penny stock,” along with disclosures regarding the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Broker-dealers must send purchasers monthly statements disclosing recent price information for the “penny stock” held in the purchaser’s account and information on the limited market in penny stocks. These additional requirements may adversely affect the ability of broker-dealers to sell our securities and may limit the number of broker-dealers who will effect transactions in “penny stock.”

The additional restrictions on broker-dealers who sell “penny stock” may further affect the ability of our stockholders to sell their securities. “Penny stock” holders are often unable to sell “penny stock” back to the dealer that sold them the “penny stock.” The mark-ups or commissions charged by broker-dealers selling “penny stock” may be larger than mark-ups or commissions generally charged by broker-dealers and may deter investors from purchasing “penny stock.” Because of the large differences between the amounts dealers may charge when they buy our stock and the amounts they may charge when those same dealers sell our stock, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares. We will receive the proceeds from the exercise of warrants entitling the selling stockholders to purchase an aggregate of 860,000 shares of our common stock at an exercise price of $0.25 per share and 150,000 shares of our common stock at an exercise price of $0.50 per share. If all warrants held by the selling stockholders are exercised, we may receive up to $290,000 in proceeds. We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for working capital and other general corporate purposes. Pending the application of any proceeds from the exercise of warrants, if any, by the selling stockholders, we expect to invest the proceeds in short-term, interest-bearing, investment-grade securities.

ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS AND RELATIONSHIPS WITH SELLING STOCKHOLDERS

In March 2004, we issued 5,000,000 shares of common stock to Mr. Noah Clark in payment of services provided by Mr. Clark to us under the consulting agreement between Mr. Clark and us.

In December 2003, we issued 5,000,000 shares of common stock to Blue & Gold Enterprises LLC, an entity controlled by Mr. Steven Antebi in payment of the services provided by Mr. Antebi to us under the consulting agreement between Mr. Antebi and us. The aggregate 7,202,158 shares of common stock held by Blue & Gold Enterprises LLC also includes 1,952,158 shares of common stock issuable upon conversion of the Series B 10% cumulative convertible preferred stock purchased by this entity in a private placement transaction and 250,000 shares of common stock that may become issuable in payment of the 10% dividend on such shares.

In April 2004, we issued warrants to purchase an aggregate of 860,000 shares of common stock at an exercise price of $0.25 per share to Lighthouse Capital Ltd and 150,000 shares of common stock at an exercise price of $0.50 to Peter Bailey in payment of services provided by Lighthouse Capital Ltd to us under the consulting agreement between Lighthouse Capital Ltd and us. This prospectus covers the resale of the shares of common stock issuable upon exercise of the warrants issued to Lighthouse Capital Ltd and Mr. Bailey.

SELLING STOCKHOLDERS

The table below sets forth as of February 11, 2004 the name of each selling stockholder, the number of shares owned before this offering by each selling stockholder, and the maximum number of such shares that each selling stockholder may offer and sell pursuant to this prospectus.

Each selling stockholder may sell all, some or none of its shares, and no estimate can be made of the aggregate number or percentage of shares that each selling stockholder will own upon completion of the offering to which this prospectus relates. Accordingly, each selling stockholder has been presumed to sell all of his or its shares offered pursuant to this prospectus for purposes of calculating the “Number of Shares Owned After Completion of Offering” in the table below. See “Plan of Distribution” below.

We prepared this table based on the information supplied to us by the selling stockholders. The selling stockholders may have sold or transferred in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

The shares offered by this prospectus may be offered from time to time by and for the respective accounts of the selling stockholders named below or by its permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The number of shares owned before the offering, and the number of shares offered pursuant to this prospectus, include shares issuable upon the exercise of warrants held by certain of the the selling stockholders.

As of February 11, 2004, there were approximately 73,862,586 shares of our common stock outstanding.

	Number of Shares Owned Before Offering		Number of Shares Offered Pursuant to This Prospectus	Number of Shares Owned After Completion of Offering
Selling Stockholder	Amount	Percent		Amount	Percent
Noah Clark	5,000,000	6.77	5,000,000	0	*
Blue & Gold Enterprises LLC(1)	7,202,158	9.67	5,000,000	2,202,158	2.98
Lighthouse Capital Ltd(2)	860,000	1.15	860,000	0	*
Peter Bailey	150,000	*	150,000	0	*

*	Less than one percent.
(1)	Mr. Steven Antebi exercises voting and investment power over the shares held by this entity. Mr. Antebi disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
(2)	Messrs. Richard Paone and Carl Caserta exercise voting and investment power over the shares held by this entity. Messrs. Paone and Caserta disclaim beneficial ownership of the shares, except to the extent of their pecuniary interests therein.

The selling stockholders represented to us at the time that he or it acquired the common stock and warrants to purchase common stock, that he or it was acquiring the shares from us without any present intention of effecting a distribution of those shares. In recognition of the fact that the selling stockholders may want to sell their shares when they consider appropriate, we agreed to file with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) to permit the public sales of the shares by the selling stockholders from time to time.

We will bear substantially all costs and expenses incident to the offering and sale of the shares to the public including legal fees and disbursements of counsel, “blue sky” expenses, accounting fees and filing fees, but excluding any underwriting or brokerage commissions or similar charges. See “Plan of Distribution” below.

PLAN OF DISTRIBUTION

We are registering shares on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees and pledgees selling shares received from the named selling stockholders after the date of this prospectus. We will receive none of the proceeds from this offering. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

Resale of the shares by the selling stockholders are not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by the selling stockholders may be sold from time to time.

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Such sales may be effected in the over-the-counter market or on any exchange on which the shares may then be listed. The shares may be sold by one or more of the following:

•	one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	at ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in negotiated transactions; and

•	through other means.

There is no assurance that the selling stockholders will sell any or all of the shares offered by them. The selling stockholders may effect such transactions by selling shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933, in connection with such sales. To the extent that any selling stockholder is an affiliate of a registered broker-dealer and did not acquire the securities that such selling stockholder may offer and sell under this prospectus in the ordinary course of business or had an agreement or understanding to dispose of such securities at the time of purchase, such selling stockholder is deemed to be an underwriter in this offering by the SEC. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with sales of its common stock and if permitted by law, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

With respect to the shares issued to the selling stockholders, we have agreed to keep the registration statement, of which this prospectus forms a part, effective until the earliest of (i) March 31, 2005, or (ii) the date on which all shares offered in this prospectus by the selling stockholders have been sold.

We will inform the selling stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Regulation M-Rule 102) may apply to sales in the market and will furnish the selling stockholders upon request with a copy of these rules. We will also inform the selling stockholders of the need for delivery of copies of this prospectus.

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “WRPT.” Pacific Stock Transfer Company, Las Vegas, NV, is the transfer agent for shares of our common stock.

SECURITIES TO BE REGISTERED

Common Stock

We are registering shares of our common stock, par value $0.00001. We have authorized 500,000,000 shares of common stock. The holders of our common stock:

•	subject to the rights of the holders of our preferred stock, have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock in the event of a liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock

We also have authorized 50,000,000 shares of preferred stock. Our board of directors is authorized to issue shares of such preferred stock in series, to establish and change the number of shares constituting any series and to provide for and change the voting powers, designations, preferences, redemption prices, conversion rights and liquidation preferences of any such series, subject to limitations prescribed by law and the Certificate of Amendment to our Articles of Incorporation.

10% Cumulative Convertible Series B Preferred Stock

Our board of directors has designated 20,000 shares of B Shares, approximately 4,682 shares of which are currently outstanding. Each B Share is convertible into approximately 5,556 shares of our common stock. The terms of the Series B 10% cumulative convertible preferred stock are set forth in our Certificate of Designations, Preferences and Rights of the Series B 10% Cumulative Convertible Preferred Stock. Pursuant to the Certificate, the B Shares have a cumulative dividend of 10% per year, which is payable in cash or stock at the time of conversion. The holders of common stock issuable upon conversion of the B Shares are entitled to registration rights under the Securities Act of 1933 (the “Securities Act”). In the event of a liquidation, dissolution or winding up of our affairs, the holders of B Shares are entitled to payment, in priority to holders of shares of our common stock or any other series of preferred stock that may be designated from time to time with liquidation preferences junior to the B Shares, equal to the purchase price per share ($1,000) plus any accrued but unpaid dividends. The B Shares are non-voting, except with respect to the rights of such B Shares.

8% Cumulative Convertible Series A Preferred Stock

Our board of directors has designated 1,000,000 shares of Series A 8% Cumulative Convertible Preferred Stock (the “A Shares”), none of which are currently outstanding. During the first 12 months from the date of issuance, each A Share is convertible into 4 shares of our common stock. Thereafter, the A Shares are convertible into shares of our common stock based upon the average market price of our common stock over the 5-day period immediately preceding the conversion date, subject to a minimum conversion price of $0.75 per share. The A Shares have a cumulative dividend of 8% per year, which is payable in cash or stock at the time of conversion. The holders of common stock issuable upon conversion of the A Shares are entitled to registration rights under the Securities Act of 1933. In the event of a liquidation, dissolution or winding up of our affairs, the holders of A Shares are entitled to payment, in priority to holders of shares of our common stock or any other series of preferred stock that may be designated from time to time with liquidation preferences junior to the A Shares, equal to the purchase price per share ($1) plus any accrued but unpaid dividends. The A Shares are non-voting, except with respect to the rights of such A Shares.

Our certificate of incorporation and bylaws contain provisions, such as the authorization of the undesignated preferred stock and prohibitions on cumulative voting in the election of directors, which could make it more difficult for a third party to acquire us.

LEGAL MATTERS

The legality of the shares is being passed upon for us by Heller Ehrman White & McAuliffe LLP.

EXPERTS

The consolidated financial statements of WARP Technology Holdings, Inc. appearing in WARP Technology Holdings, Inc.’s Annual Report (Form 10-KSB) for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room maintained by the Securities and exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operations of the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 by calling the Securities and exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Securities and Exchange Commission. Our common stock is quoted on the OTC Bulletin Board. Reports, proxy statements and other information concerning us may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 Street, N.W., Washington, D.C. 20006.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commissions. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

ADDITIONAL INFORMATION ABOUT WARP TECHNOLOGY HOLDINGS, INC.

This prospectus is accompanied by a copy of our latest annual report on Form 10-KSB and our latest quarterly report on Form 10-QSB, which contain important information about our business, financial condition and results of operations. The information in this prospectus should be read together with the information and financial statements (including notes thereto) that appear in the Form 10-KSB and the documents referred to below as incorporated herein by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of common tock covered by this prospectus:

1.	Our Annual Report on Form 10-KSB for the year ended June 30, 2003, which contains audited financial statements for each of the twelve month ended June 30, 2003, six months ended June 30, 2002 and year ended December 31, 2001;

2.	Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003;

3.	Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003;

4.	All of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement of which this prospectus forms a part; and

5.	The section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A filed on September 27, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934 and incorporating by reference the information contained in our Registration Statement on Form SB-2, SEC File No. 333-46884, as amended.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have authorized no one to provide you with different information. However, you should realize that the affairs of WARP Technology may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to WARP Technology Holdings, Inc., Attention: Mr. Gus Bottazzi, 708 3rd Avenue, 6th Floor, New York, New York 10017, telephone number (212) 962-9277.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or any of the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

11,010,000 shares WARP Technology Holdings, Inc. Common Stock

PROSPECTUS